Exhibit 10.1

RESTRICTED STOCK INDUCEMENT AGREEMENT

THIS RESTRICTED STOCK INDUCEMENT AGREEMENT (this “Agreement”) is made as of the 1st day of October, 2012, between Forest Oil Corporation, a New York corporation (the “Company”), and Patrick R. McDonald (the “Employee”).

1.                                      Award. As of the date of this Agreement, 185,000 shares of the Company’s common stock, par value $.10 per share (the “Restricted Stock”), shall be issued as hereinafter provided in the Employee’s name subject to certain restrictions thereon, in consideration of services to be provided by the Employee to the Company in the future. The Restricted Stock shall be issued upon acceptance of this Agreement by the Employee and upon satisfaction of the conditions of this Agreement.

2.                                      Restricted Stock. The Employee hereby accepts the Restricted Stock when issued and agrees with respect thereto as follows:

(a)                                 Forfeiture Restrictions.  The Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of the Employee’s employment with the Company for any reason other than death, Disability, or Involuntary Termination (as such terms are hereinafter defined), the Employee shall, for no consideration, forfeit to the Company all Restricted Stock to the extent then subject to the Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock to the Company upon termination of employment are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Stock. For purposes of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(i)                                     “Affiliate” shall mean any corporation, partnership, limited liability company or partnership, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.  For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(ii)                                  “Board” shall mean the Board of Directors of the Company.

(iii)                               “Code” shall mean the Internal Revenue Code of 1986, as amended.

(iv)                              “Committee” shall initially mean the compensation committee of the Board.

(v)                                 “Corporate Change” shall have the meaning given to “Change of Control” in the Severance Agreement.

(vi)                              “Disability” shall have the meaning given such term in the Severance Agreement.

(vii)                           “Involuntary Termination” shall have the meaning set forth in the Severance Agreement.

(viii)                        “Section 16 Person” shall mean an officer, director or affiliate of the Company or a former officer, director or affiliate of the Company who is subject to section 16 of the Securities Exchange Act of 1934, as amended.

(ix)                              “Severance Agreement” shall mean the Severance Agreement by and between the Employee and the Company in effect as of the date hereof, as may be amended or superseded from time to time.

(b)                                 Lapse of Forfeiture Restrictions.  The Forfeiture Restrictions shall lapse as to the Restricted Stock in accordance with the following schedule provided that the Employee has been continuously employed by the Company from the date of this Agreement through the lapse date:

Lapse Date	Percentage of Total Number of Shares of Restricted Stock as to Which Forfeiture Restrictions Lapse
September 12, 2015	100%

Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Stock then subject to the Forfeiture Restrictions on (i) the date of a Corporate Change if the successor entity does not assume, convert or replace the Restricted Stock governed by this Agreement with an equity or equity-based award that is substantially the same in all material economic respects, (ii) the date the Employee’s employment with the Company is terminated by reason of death, Disability or Involuntary Termination, or (iii) at the Committee’s discretion, as of the date determined by the Committee.  For the avoidance of doubt, if, in connection with a Corporate Change, the successor entity assumes, converts or replaces this Agreement with an agreement that is the same in all material respects, any Forfeiture Restrictions continuing after such Corporate Change with respect to such assumed, converted or replaced award shall lapse on the date of Employee’s Involuntary Termination following such a Corporate Change.

(c)                                  Certificates.  A certificate evidencing the Restricted Stock shall be issued by the Company in Employee’s name, pursuant to which Employee shall have all of the rights of a shareholder of the Company with respect to the Restricted Stock, including, without limitation, voting rights and the right to receive dividends; provided, however, that dividends paid in shares of the Company’s stock shall be subject to the Forfeiture Restrictions. The Employee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock until the Forfeiture Restrictions have expired and a breach of the terms of this Agreement shall cause a forfeiture of the Restricted Stock.  The Company, in its discretion, may elect to complete the delivery of the Restricted Stock by means of electronic, book-entry statement, instead of issuing physical share certificates.

Certificates, if any, shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Stock occurs or the Forfeiture Restrictions lapse pursuant to the terms of this award.  Upon the lapse of the Forfeiture Restrictions, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which the Employee is a party) in the name of the Employee in exchange for the certificate evidencing the Restricted Stock, or, as may be the case, it shall issue appropriate instructions to the transfer agent if the electronic, book-entry method is utilized.  In any event, the Company, in its discretion, may elect to deliver the shares in certificate form or electronically to a brokerage account established for the Employee’s benefit at a brokerage financial institution selected by the Company.  At the Company’s request, the Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock and the Employee agrees to complete and sign any other documents and take additional action that the Company may request to enable it to deliver the Restricted Stock on the Employee’s behalf.

(d)                                 Corporate Acts.  The existence of the Restricted Stock shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2(a) hereof shall not apply to the transfer of Restricted Stock pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefore shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Stock for all purposes of this Agreement and the certificates representing such stock, securities or other property shall include a legend to show such restrictions.

(e)                                  No Effect on Right or Power.  Nothing contained in this Agreement shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Award.  Neither the Employee, nor his or her beneficiary or any other person shall have any claim against the Company or any Affiliate as a result of any such action.

3.                                      Withholding of Tax.  To the extent that the receipt of the Restricted Stock or the lapse of any Forfeiture Restrictions results in compensation income or wages to the Employee for federal, state or local income tax purposes, the Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of shares of common stock of the Company or money as the Company may require to meet its obligation under applicable tax laws or regulations, in accordance with the sub-sections below.

(a)                                 Non Section 16 Persons.  The Employee shall automatically surrender to the Company shares of stock of the Company subject to this Agreement and with respect to which the Forfeiture Restrictions lapse (valued at their fair market value on the date of surrender of such shares) to satisfy any tax required to be withheld by reason of compensation income or wages resulting under this Agreement, unless the Employee elects to deliver to the Company a check in the amount of the required taxes at the time of the lapse of the Forfeiture Restrictions.  An election pursuant to the preceding sentence shall be referred to herein as a “Withholding Election,” and the Company retains the right to impose conditions on the withholding election right.  All Withholding Elections shall be made by written notice to the Company at its principal executive office addressed to the attention of the Secretary.  So long as the Employee is not a Section 16 Person, the Employee may revoke such election by delivering to the Secretary written notice of such revocation at least 5 business days prior to the date such election is implemented through actual surrender or withholding of shares of stock of the Company.

(b)                                 Section 16 Persons.  Notwithstanding the foregoing, if the Employee is a Section 16 Person, the Employee must provide the Company with an election form that must:

(i)                                     be in writing, signed, irrevocable and delivered at least six months prior to the date any tax withholding is required by reason of this Agreement (the “Withholding Date”) and either (1) authorize the surrender to the Company by the Employee of shares of stock of the Company subject to this Agreement and with respect to which the Forfeiture Restrictions lapse sufficient to satisfy any tax required to be withheld by reason of compensation income or wages resulting under this Agreement, or (2) confirm that the Employee will deliver to the Company a check in the amount of the required taxes at the time of the lapse of the Forfeiture Restrictions, or

(ii)                                  (a) be approved by the Committee, either before or after such election is made, (b) be made, and the Withholding Date occur, during a period beginning on the third business day following the date of release by the Company for publication of quarterly and annual summary statements of sales and earnings and ending on the thirtieth day following such date, and (c) be made more than six months after the effective date of this Agreement.

(c)                                  If the Employee fails to pay the required amount to the Company or fails to make an election pursuant to the foregoing sub-sections (a) or (b) (including in the event of any lapse of Forfeiture Restrictions for any reason identified in Section 2(b)(ii) above prior to the date that an election is required to be made pursuant to sub-section (b), and the Employee has not made such an election) the Company is authorized to withhold from any cash remuneration (or, if the Employee is not a Section 16 Person, stock remuneration, including withholding any Restricted Stock distributable to the Employee under this Agreement) then or thereafter payable to the Employee any tax required to be withheld by reason of compensation income or wages resulting under this Agreement or the disposition of Restricted Stock acquired under this Agreement.

(d)                                 For purposes hereof, withholding shall be based on the Fair Market Value (hereinafter defined) of the common stock of the Company (“Common Stock”) on the date prior to the date on which the Forfeiture Restrictions lapse.  As used in this Agreement, “Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Common Stock on a national stock exchange, as reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee) or, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported.  If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded.  In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate and as is consistent with the requirements of section 409A of the Code.

4.                                      Status of Stock.  The Employee agrees that the Restricted Stock issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. The Employee also agrees that (i) certificates, if any, representing the Restricted Stock may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Restricted Stock on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Stock.

5.                                      Other Terms and Conditions.  The Employee shall have the right to receive dividends with respect to Restricted Stock subject to this Agreement, to vote Restricted Stock subject thereto, and to enjoy all other shareholder rights, except that (i) the Employee shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, and (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) a breach of the terms and conditions of this Agreement shall cause a forfeiture of the Restricted Stock Award, and (v) with respect to the payment of any dividend with respect to shares of Restricted Stock subject to this Agreement directly to the Employee, each such dividend shall be paid no later than the end of the calendar year in which the dividends are paid to holders of the Company’s common stock or, if later, the fifteenth day of the third month following the date the dividends are paid to shareholders of such class of shares.

6.                                      Employment Relationship.  For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of either the Company, an Affiliate, or any successor entity.  Without limiting the scope of the preceding sentence, it is expressly provided that the Employee shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status of the entity or other organization that employs the Employee.  Nothing in the award of the Restricted Stock pursuant to this Agreement, shall confer upon the Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Employee or the Company for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

7.                                      Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of the Employee, such notices or communications shall be effectively delivered if hand delivered to the Employee at his principal place of employment or if sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

8.                                      Parachute Payment.  If, in connection with a Corporate Change, the lapse of Forfeiture Restrictions on one or more shares of Restricted Stock pursuant to this Agreement comprises part of any “parachute payment” as defined in Code Section 280G(a)(2), the number of shares of Restricted Stock to which such accelerated lapse of Forfeiture Restrictions would otherwise apply may be reduced in accordance with Section 5 of the Severance Agreement.

9.                                      Other Laws.  The Company shall not be obligated to issue any common stock pursuant to this Agreement at any time when the shares covered by this Agreement have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares.  No fractional shares of common stock shall be delivered, nor shall any cash in lieu of fractional shares be paid.

10.                               Entire Agreement; Amendment.  This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Employee and the Company and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement.  This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.  Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both the Employee and an authorized officer of the Company.

11.                               Inducement Award.  This award of Restricted Stock is granted in accordance with exemption for employment inducement awards set forth under Section 303A.08 of the New York Stock Exchange Listed Company Manual, and has not been approved by the Company’s shareholders.

12.                               Interpretation of Committee.  The Employee agrees that any dispute or disagreement which may arise in connection with this Agreement shall be resolved by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Agreement in the manner and to the extent the Committee shall deem expedient to carry the Agreement into effect.  Any interpretation made by the Committee of the terms of this Agreement and any determination made by the Committee under this Agreement may be made in the sole discretion of the Committee and shall be final, binding and conclusive.

13.                               Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.

14.                               Controlling Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all as of the date first above written.

FOREST OIL CORPORATION

By:	/s/ Cyrus D. Marter IV
Cyrus D. Marter IV
Senior Vice President, General Counsel
and Secretary

EMPLOYEE

/s/ Patrick R. McDonald
Patrick R. McDonald
SS#: XXX-XX-XXXX